Exhibit 99.1

             Cohesant Technologies Announces Its First Ever Dividend

    INDIANAPOLIS--(BUSINESS WIRE)--Nov. 19, 2003--Cohesant Technologies Inc. (Nasdaq:COHT) today announced that its Board of Directors declared the Company's first ever dividend, a special dividend of $0.25 per share payable on December 10, 2003 to shareholders of record on November 30, 2003. Morris H. Wheeler, President and CEO of Cohesant stated: "Declaring a dividend demonstrates the board's confidence in the company's growth opportunities and financial strength. We are especially pleased to be able to return profits to our shareholders, while satisfying our capital requirements for potential acquisitions and capital improvements." During the next fiscal year, the Company will consider establishing an annual dividend program.
    Cohesant Technologies Inc., based in Indianapolis, Indiana, designs, develops, and manufactures specialized dispense equipment and specialty coating products through its two subsidiaries: Glas-Craft, Inc., and Raven Lining Systems, Inc. Glas-Craft and, to a limited extent, Raven Lining Systems manufactures dispense equipment for applying plural component materials such as polyesters, polyurethanes, polyureas, and epoxies. Raven Lining Systems, Inc., manufactures and sells the Raven line of high-performance coating systems as well as AquataPoxy and AquataFlex. These coatings are resistant to water and corrosive breakdown by most acids and solvents and are used in many applications, including drinking water distribution and sewage collection systems.

    Certain statements contained in this report that are not historical facts are forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statement. These risks and uncertainties include, but are not limited to, a slow-down in domestic and international markets for plural component dispensing systems and a reduction in growth of markets for the Company's epoxy coating systems.


    CONTACT: Cohesant Technologies Inc.
             Morris H. Wheeler, 317-875-5592